Exhibit (i)(1)

[LOGO] VEDDER PRICE                    VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                       222 NORTH LASALLE STREET
                                       CHICAGO, ILLINOIS 60601-1003
                                       312-609-7500
                                       FACSIMILE: 312-609-5005

                                       A PARTNERSHIP INCLUDING VEDDER,
                                          PRICE, KAUFMAN & KAMMHOLZ, P.C.
                                       WITH OFFICES IN CHICAGO AND NEW YORK CITY

                                       April 18, 2000

Kemper Variable Series
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Kemper Variable Series (the "Fund") in connection with the proposed public offering of units of beneficial interest, no par value ("Shares"), in the Kemper Money Market Portfolio, Kemper Total Return Portfolio, Kemper High Yield
Portfolio, Kemper Growth Portfolio, Kemper Government Securities Portfolio, Kemper International Portfolio, Kemper Small Cap Growth Portfolio, Kemper Investment Grade Bond Portfolio, Kemper Contrarian Value Portfolio, Kemper Small Cap Value Portfolio, Kemper Value+Growth Portfolio, Kemper Horizon 20+ Portfolio, Kemper Horizon 10+ Portfolio, Kemper Horizon 5 Portfolio, Kemper Blue Chip Portfolio, Kemper Global Income Portfolio (to be named Strategic Income Portfolio, effective May 1, 2000), Kemper-Dreman High Return Equity Portfolio, Kemper Aggressive Growth Portfolio, and Kemper Technology Growth Portfolio (each, a "Portfolio" and collectively, the "Portfolios").

         We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated April 24, 1998, as amended by the Certificate of Amendment of Declaration of Trust adopted on March 31, 1999 and effective as of May 1, 1999, the Amended and Restated Establishment and Designation of Shares of Beneficial Interest dated March 31, 1999, the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest dated September 29, 1999, the Redesignation of Series to be effective May 1, 2000, and the By-Laws of the Fund adopted January 22, 1987, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Fund on January 22, 1987, July 24, 1991,

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[LOGO] VEDDER PRICE

Kemper Variable Series
April 18, 2000
Page 2

February 16, 1994, January 17, 1996, March 11, 1997, March 18, 1998, January 20,
1999, March 31, 1999, September 29, 1999 and March 22, 2000 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or any Portfolio. However, the Trust Agreement disclaims shareholder liability for acts and obligations of the Fund or of a particular Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Trust Agreement provides for indemnification out of the property of a particular Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which the relevant Portfolio would be unable to meet its obligations.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                            Very truly yours,

                                            /s/Vedder, Price, Kaufman & Kammholz

                                            VEDDER, PRICE, KAUFMAN & KAMMHOLZ

DAS/COK